CERTIFICATE OF VICE PRESIDENT
T. ROWE PRICE INDEX TRUST, INC.
Pursuant to Rule 306 of Regulation S-T

            I, the undersigned, David Oestreicher, Vice President of T. Rowe Price Index Trust, Inc. (the “Funds”), do hereby certify that the prospectuses for the Funds have been translated into the Spanish language. The Spanish version of the prospectuses constitutes a full and complete representation of the English versions which have been filed as a part of this Registration Statement. A copy of the Spanish versions will be available for inspection upon request.

            WITNESS my hand and the seal of the Funds this April 28, 2011.

                                                            T. Rowe Price Index Trust, Inc.

                                                            /s/David Oestreicher
                                                (Seal)   ___________________________________
                                                            David Oestreicher, Vice President